Exhibit 99.(d)(2)(B)

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (“Agreement”), dated as of May 13, 2026, is made by and among Zydus Worldwide DMCC, a Dubai limited liability company (“Parent”), Zara Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the undersigned holder (“Stockholder”) of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of Assertio Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock set forth opposite the name of Stockholder on Schedule 1 attached hereto (all such Shares, together with any securities convertible into or exercisable or exchangeable or redeemable for Shares, and any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of May 13, 2026, by and among Parent, Purchaser, the Company and, solely for purposes of Section 9.20 thereof, Zydus Pharmaceuticals (USA) Inc., a New Jersey corporation (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Purchaser with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, as an inducement and a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Purchaser entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the parties hereto agree as follows:

1.	Agreement to Tender Shares.

a)	Subject to the terms of this Agreement, Stockholder hereby agrees that it shall irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (as defined below) (except for Permitted Liens (as defined below)).

b)	Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement and the full and complete satisfaction of the terms of the Offer, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder’s ownership of Shares prior to the transfer of such Shares to Purchaser or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Purchaser and Parent upon the transfer to Purchaser or Parent of Stockholder’s Shares.

2.	Termination Date. As used in this Agreement, the term “Termination Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated, (c) an amendment of the Merger Agreement, without the prior written consent of Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company pursuant to the terms of the Merger Agreement, (d) the mutual written agreement of the parties to terminate this Agreement, (e) any material breach of this Agreement or the Merger Agreement by Parent or Purchaser or (f) the Company Board approves, recommends, encourages or supports an alternative transaction. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination shall not relieve any party from liability for any common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3.	Additional Purchases. Stockholder agrees that any Shares of the Company (and any securities convertible into or exercisable or exchangeable or redeemable for Shares) that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Termination Date, including, without limitation, by the exercise of a Company Stock Option or the vesting or settlement of a Company RSU that occurs prior to the acceptance of Shares in the Offer (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

4.	Agreement to Retain Shares and Other Covenants. From and after the date hereof until the Termination Date, except as otherwise provided herein (including pursuant to Section 1 or Section 7) or in the Merger Agreement, Stockholder shall not, and Stockholder shall not direct its Affiliates to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of Law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (except for Permitted Liens) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein, provided that Transfers shall not include the exercise of a Company Stock Option or the vesting or settlement of a Company RSU, which shall not be restricted by this Section 4; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) directly take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement; provided, that Stockholder and its Affiliates shall be permitted to Transfer Shares to Affiliates or between trusts for estate planning purposes, so long as such transferees agree to remain subject to the terms of this Agreement. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until Termination Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other subsidiary of Parent.

5.	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants, as of the date hereof, to Parent and Purchaser as follows:

a)	Stockholder (i) is the beneficial owner of the Shares set forth opposite Stockholder’s name on Schedule 1 to this Agreement and (ii) except as set forth on Schedule 1 to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, restricted stock units, deferred stock units, options, warrants or other right or security convertible into or exercisable, exchangeable or redeemable for shares of Company Common Stock.

b)	Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, subject to applicable federal securities laws and the terms of this Agreement; if Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, the performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby.

c)	This Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent and Purchaser) has been duly executed and delivered by or on behalf of Stockholder and constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) Section 17.

d)	The shares of Company Common Stock and the certificates, if any, representing the Shares owned by Stockholder are now held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of such Shares, or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, except for (i) any such Liens arising hereunder (in connection therewith any restrictions on transfer or any other Liens have been waived by appropriate consent) and (ii) Liens imposed by federal or state securities laws (collectively, “Permitted Liens”).

e)	Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (ii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any assets (including Shares) of such Stockholder (other than one created by Parent or Purchaser) or (iv) violate any Law applicable to such Stockholder or by which any of its assets (including Shares) are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement.

f)	Stockholder has not directly engaged any broker, investment banker, financial advisor, finder, agent or other Person such that such Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement.

g)	Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

6.	Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to Stockholder as follows:

a)	Each of Parent and Purchaser are a corporation, both duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and each of Parent and Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

b)	This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and, assuming the due authorization, execution and delivery of this Agreement on behalf of Stockholder, constitutes the valid and binding obligations of each of Parent and Purchaser, enforceable against each of them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

c)	Except for violations and defaults that would not adversely affect Parent’s or Purchaser’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement or the Merger Agreement, the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Purchaser, and the consummation by Parent and Purchaser of the transactions contemplated hereby or thereby will not cause a violation by Parent or Purchaser of any legal requirement applicable to Parent or Purchaser. Neither Parent nor Purchaser is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation by Parent or Purchaser of any of the transactions contemplated by this Agreement or the Merger Agreement, except: (i) as may be required by the Exchange Act, General Corporation Law of the State of Delaware (the “DGCL”) or other applicable Laws; or (ii) where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Purchaser’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement and the Merger Agreement.

7.	Survival. All representations, warranties, covenants and agreements of or on behalf of Stockholder in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will terminate upon, and not survive, the closing of the transactions contemplated by the Merger Agreement. Stockholder and its Affiliates will not have any liability or obligation to any other party or any other person or entity for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or in any such certificate, document or instrument.

8.	No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder, (a) from exercising his, her or its duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company, (b) if Stockholder or any of its Representatives is an officer of the Company, from exercising his or her duties and obligations as an officer of the Company or otherwise taking any action permitted by the Merger Agreement, or (c) if Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder. Notwithstanding anything to the contrary in this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby, nothing in this Agreement or any such other agreement or document shall (a) release, waive, discharge, compromise, settle or affect any rights or claims that Stockholder or its Affiliates may have for (i) indemnification, advancement of expenses, contribution or reimbursement under any applicable law, the certificate of incorporation, bylaws or other organizational documents of any person or party, any agreement or arrangement providing for such indemnification, advancement, contribution or reimbursement, or any insurance policy covering Stockholder or any of its Affiliates, (ii) any breach of or default under this Agreement, the Merger Agreement or any other agreement or document executed or delivered by Parent or Purchaser, (iii) any rights under this Agreement or the Merger Agreement, or (iv) any rights or claims that are expressly reserved, acknowledged or granted by this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby; or (b) limit, impair or affect any rights or claims that Stockholder and/or its Affiliates may have against any other person or party arising out of or relating to any matter, event, circumstance, action, omission, transaction or occurrence that is outside the transactions contemplated hereby or the subject matter of this Agreement or any other agreement or document executed or delivered in connection therewith.

9.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person, (ii) on the next business day if transmitted by national overnight courier or (iii) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), to Parent or Purchaser to the address or email address set forth in Section 9.4 of the Merger Agreement and to each Stockholder at its, his or her address or email address set forth opposite such Stockholder’s name on Schedule 1 attached hereto (or at such other address or email address for a party hereto as shall be specified by like notice).

10.	Certain Restrictions. Subject to the other terms of this Agreement, Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) solely in its capacity as a stockholder of the Company, agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Purchaser, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

11.	Disclosure.

a)	Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the U.S. Securities and Exchange Commission (the “SEC”) that Parent determines to be necessary in connection with the Merger and any transactions related to the Merger, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement; provided that Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing.

b)	From and after the date hereof until the Termination Date, Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent and Stockholder shall reasonably consult with Parent and Purchaser with respect to such disclosure) or for public announcements permitted to be made by the Company and its representatives under the Merger Agreement.

12.	Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

13.	Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to Stockholder, another subsidiary to be a party to this Agreement to the extent such assignment is permitted by the Merger Agreement; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of Stockholder or due to Parent or such other subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

14.	No Waivers. No waivers of any breach of this Agreement extended by Parent to Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.	Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

16.	WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

17.	No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

18.	Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

19.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

20.	Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

21.	Specific Performance. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts without proof of damages and, in any action for specific performance, each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. The parties hereto further agree that by seeking the remedies provided for in this Section 21, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 21 are not available or otherwise are not granted.

22.	Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

23.	Counterparts; Effectiveness; Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or through the use of an electronic signature platform), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile, PDF, or electronic signature (including via DocuSign or similar platform) shall be deemed original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

ZYDUS WORLDWIDE DMCC

By:	/s/ Ashish Kalawatia
Name:	Ashish Kalawatia
Title:	Director

ZARA MERGER SUB INC.

By:	/s/ Ravi Yadavar
Name:	Ravi Yadavar
Title:	Treasurer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

STOCKHOLDER

By:	/s/ Mark Reisenauer
	Name:	Mark Reisenauer
	Title:	Chief Executive Officer and Director

[Signature Page to Support Agreement]

SCHEDULE 1

Stockholder Name, Address & Email Address	Company Common Stock	Company Stock Options	Company RSUs	Total Shares
Mark Reisenauer Address: [***] Email: [***]	1,195	72,081	36,916	110,192

[Signature Page to Support Agreement]